Exhibit 99.1

NEI / 25 Dan Road Canton, MA / 02021-2817 / telephone: 781 332 1000 / fax: 781 770 2000   www.nei.com

NEI ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER OF FISCAL 2012

Quarterly Revenues and Net Income In Line with Improved Guidance;

Revenues of $69.7 Million; Non-GAAP EPS of $0.04

CANTON, Mass., January 26, 2012 — NEI (Nasdaq: NEI), a leading provider of server-based application platforms, deployment solutions and lifecycle support services for software technology developers and OEMs worldwide, today reported financial results for its fiscal first quarter, the period ended December 31, 2011.

First Quarter Financial Performance

•                  Net revenues were $69.7 million, a decrease of 3% compared to a record $71.7 million for the first fiscal quarter last year and flat compared to the $69.7 million reported for the fourth fiscal quarter of 2011. The results exceeded the top end of the original guidance of $58 million to $63 million and were within the updated guidance of $68 million to $70 million.

•                  EMC represented 50% of net revenues, a decrease from 57% of net revenues reported in the fourth fiscal quarter last year and 59% in the year-ago quarter. Tektronix comprised 16% of net revenues during the quarter, an increase from 12% of net revenues during both the fourth fiscal quarter of 2011 and the year-ago quarter. Symantec represented 11% of net revenues during the quarter, an increase from 5% in the fourth fiscal quarter last year.  Symantec was not a customer in the year-ago quarter.

•                  Gross margin was 12.0% of net revenues, above the guidance of 11.0% to 11.5% and compared to 10.5% for the first fiscal quarter of the prior year.

•                  Operating expenses were $5.8 million, inclusive of $101,000 of stock-based compensation expense and $280,000 of amortization expense, and within the guidance range of $5.5 million to $6.0 million. Operating expenses compared to $5.9 million in the year-ago first quarter, which included $191,000 of stock-based compensation expense and $333,000 of amortization expense.

•                  Net income on a GAAP basis was $1.5 million, or $0.03 per share, which included $124,000 of stock-based compensation expense and $280,000 of amortization expense. The results exceeded the original guidance of $500,000 to $1.0 million and were within the updated guidance of $1.3 million to $1.6 million. The net income also compares to net income of $1.4 million, or $0.03 per share, which included $228,000 of stock-based compensation expense and $333,000 of amortization expense in the same period a year ago. The net income for the first quarter of fiscal 2012 is inclusive of income tax expense of $950,000, while the year-ago quarter included income tax expense of $174,000.  As a result of the Company’s reversal of its deferred income tax valuation allowance at September 30, 2011, NEI is now required to record federal income tax expense, although it will be realizing the benefit of its deferred income tax assets and therefore substantially all of the federal income tax expense will not require cash payments.

•                  Non-GAAP net income, which excludes stock-based compensation and amortization expense, was $1.9 million, or $.04 per share, better than the expected range of non-GAAP profit of $800,000 to $1.3 million. The non-GAAP net income compared to non-GAAP net income of $1.9 million, or $0.04 per share, in the first fiscal quarter of 2010. The non-GAAP net income for the first quarter of 2012 includes the increase in income taxes of approximately $776,000 for the reason mentioned above.

Greg Shortell, President and Chief Executive Officer of NEI, commented, “NEI produced an exceptional quarter, both in terms of revenue and net income. Despite the significant challenges of a global hard drive shortage related to the flooding in Thailand, we delivered against the vast majority of customer orders and experienced higher than expected demand from certain other accounts. I wish to credit the hard work and professionalism of our supply chain team and our vendors. Overall, this was a solid start to our fiscal 2012. Although the hard drive shortage situation still persists, we believe this quarter’s performance speaks to our expertise in reacting quickly and efficiently to global business situations and enabling our customers to meet their customers’ demands.”

Balance Sheet

NEI finished the quarter with $9.6 million in cash and cash equivalents and $75.8 million in working capital. Accounts receivable increased to $46.2 million and inventory levels increased to $44.7 million as of December 31, 2011 compared to $43.5 million and $24.3 million, respectively, as of September 30, 2011. The higher inventory levels reflect efforts to secure hard drives and, in some cases, entire server appliance platforms to meet customer demand for the March quarter. Inventories and cash are expected to return to normalized levels as the drive shortage abates. NEI also has an $18 million bank credit facility.

Business Outlook

NEI currently anticipates the following results for its fiscal second quarter ending March 31, 2012, based on current forecasts from certain customers and historical trends.

•                  Net revenues in the range of $64 million to $69 million.

•                  Gross margin in the range of 11.0% to 11.5% of net revenues.

•                  Operating expenses between $5.6 million and $6.1 million, including an estimated $81,000 of stock-based compensation expense and amortization expense of $280,000.

•                  Net income on a GAAP basis in the range of $600,000 to $1.1 million, net of projected income taxes at an effective rate of 39%.

•                  Net income on a non-GAAP basis in the range of $1.0 million to $1.5 million, net of income taxes.

“As we have in the past, we are basing our revenue guidance on customer forecasts, and taking into account the impact of product availability issues associated with the flooding in Thailand as well as the typical seasonality, which has historically impacted our March quarter,” stated Doug Bryant, Chief Financial Officer. “Our team is focused on monitoring the availability of hard disk drives across the supply chain and quickly reacting to changing market conditions. As the situation normalizes later in 2012, we expect to turn this inventory back into cash.”

Conference Call Details

In conjunction with this announcement, NEI management will conduct a conference call today at 10 a.m. (ET) to discuss the Company’s operating performance. The conference call will be available live via the Internet by accessing the NEI web site at www.nei.com on the investor relations page. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

To listen to the conference call via phone, please dial 1-877-407-9039 or 1-201-689-8470. For those who cannot access the live broadcast, a replay will be available by dialing 1-877-870-5176 or 1-858-384-5517, and entering the passcode “386816” from three hours after the end of the call until 12 p.m. (ET) on February 2, 2012. The archived webcast will also be available at the NEI web site.

Important Information about Non-GAAP References

References by NEI (the “Company”) to non-GAAP net income and non-GAAP per share information refer to net income or per share information excluding stock-based compensation expense and amortization expense. GAAP requires that these expenses be included in determining net income or loss and per share information. The Company’s management uses non-GAAP operating expenses, and associated non-GAAP net income (which is the basis for non-GAAP per share information) to make operational and investment decisions, and the Company believes that they are among several useful measures for an enhanced understanding of its operating results for a number of reasons.

First, although the Company undertakes analyses to ensure that its stock-based compensation grants are in line with peer companies and do not unduly dilute shareholders, the Company allocates grants and measures them at the corporate level. Second, management excludes their financial statement effect when planning or measuring the periodic financial performance of the Company’s functional organizations since they are episodic in nature and unrelated to its core operating metrics. Last, we believe that providing non-GAAP per share information affords investors a view of results that may be more easily compared to peer companies and enables investors to consider the Company’s results on both a GAAP and non-GAAP basis in periods when the Company is undertaking non-recurring activities.

The Company believes these non-GAAP measures will aid investors’ overall understanding of the Company’s results by providing a higher degree of transparency for certain expenses, and providing a level of disclosure that will help investors understand how the Company plans and measures its own business. However, non-GAAP net income should be construed neither as an alternative to GAAP net income or loss or per share information as an indicator of our operating performance nor as a substitute for cash flow from operations as a measure of liquidity because the items excluded from the non-GAAP measures often have a material impact on the Company’s results of operations. Therefore, management uses, and investors should use, non-GAAP measures only in conjunction with the Company’s reported GAAP results.

About NEI

NEI is a leading provider of server-based application platforms and lifecycle support services for software developers and OEMs worldwide. Through its expertise and comprehensive suite of solution design, system integration, application management, global logistics, support, and maintenance services, NEI is redefining application deployment solutions to provide customers with a sustainable competitive advantage. More than a decade of appliance innovation with the ability to provide physical, virtual and cloud-ready solutions makes NEI one of the most trusted software deployment partners in the industry. Founded in 1997, NEI is headquartered in Canton, Massachusetts, with facilities in Plano, Texas and Galway, Ireland, and trades on the NASDAQ exchange under the symbol NEI. For more information, visit www.nei.com.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the Company’s future financial performance, including statements regarding future net revenues, gross margin, operating expenses including stock-based compensation expenses and amortization expense, net income, profitability, inventory, cash and any other statements about the Company’s management’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company’s most recent Annual Report on Form 10-K for the year ended September 30, 2011 under the section “Risk Factors” as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The Company assumes no obligations to update the information included in this press release.

Contact:

Hayden IR

Peter Seltzberg

646-415-8972

peter@haydenir.com

ir@nei.com

NEI

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	December 31,	December 31,
	2011	2010

Net revenues	$69,729	$71,706
Cost of revenues	61,373	64,184

Gross profit	8,356	7,522

Operating expenses:
Engineering and development	1,641	1,567
Selling and marketing	1,616	1,910
General and administrative	2,266	2,130
Amortization of intangible asset	280	333

Total operating expenses	5,803	5,940

Income from operations	2,553	1,582
Interest and other income (expense), net	(132)	(56)

Income before income taxes	$2,421	$1,526
Provision for income taxes	950	174

Net income	$1,471	$1,352

Net income per share - basic	$0.03	$0.03
Net income per share - diluted	$0.03	$0.03

Shares used in computing basic net income per share	42,374	42,859
Shares used in computing diluted net income per share	42,959	43,867

The amounts in the table above include employee stock-based compensation as follows (in thousands):

	Three Months Ended
	December 31,	December 31,
	2011	2010

Cost of revenues	$23	$37
Engineering and development	22	33
Selling and marketing	12	72
General and administrative	67	86

	$124	$228

NEI

Non-GAAP Financial Measures and Reconciliations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	December 31,	December 31,
	2011	2010

GAAP net income	$1,471	$1,352
Amortization of intangible asset	280	333
Stock-based compensation	124	228

Non-GAAP net income	$1,875	$1,913

GAAP basic net income per share	$0.03	$0.03
Amortization of intangible asset	0.01	0.01
Stock-based compensation	—	—

Non-GAAP basic net income per share	$0.04	$0.04

GAAP diluted net income per share	$0.03	$0.03
Amortization of intangible asset	0.01	0.01
Stock-based compensation	—	—

Non-GAAP diluted net income per share	$0.04	$0.04

Shares used in computing GAAP and non-GAAP basic net income per share	42,374	42,859

Shares used in computing GAAP and non-GAAP diluted net income per share	42,959	43,867

NEI

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	September 30,
	2011	2011
ASSETS

Current assets:

Cash and cash equivalents	$9,559	$19,852
Accounts receivable, net	46,185	43,522
Inventories	44,651	24,331
Deferred income taxes	15,001	15,001
Prepaid expenses and other current assets	4,848	4,886

Total current assets	120,244	107,592

Property and equipment, net	2,415	2,569
Intangible asset	4,964	5,244
Deferred income taxes	14,917	15,855
Other assets	138	131

Total assets	$142,678	$131,391

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$33,302	$23,360
Accrued liabilities	4,610	5,749
Deferred revenue	6,573	5,967

Total current liabilities	44,485	35,076

Deferred revenue	4,457	4,095

Total liabilities	48,942	39,171

Stockholders’ equity:
Common stock	483	481
Treasury stock	(5,823)	(5,646)
Additional paid-in capital	200,146	199,926
Accumulated deficit	(101,070)	(102,541)

Total stockholders’ equity	93,736	92,220

Total liabilities and stockholders’ equity	$142,678	$131,391

NEI

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended
	December 31,	December 31,
	2011	2010

Cash flows from operating activities:
Net income	$1,471	$1,352
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization	572	552
Stock-based compensation	124	228
Changed in deferred income taxes	938	—
Other adjustments	(15)	1
Changes in operating assets and liabilities	(13,081)	(779)

Net cash (used in) provided by operating activities	(9,991)	1,354

Net cash used in investing activities	(138)	(277)
Net cash (used in) provided by financing activities	(164)	9

Net (decrease) increase in cash and cash equivalents	(10,293)	1,086
Cash and cash equivalents, beginning of period	19,852	15,323
Cash and cash equivalents, end of period	$9,559	$16,409

###